Exhibit 99

            Snap-on Announces 2004 Fourth-quarter Results

    KENOSHA, Wis.--(BUSINESS WIRE)--Feb. 3, 2005--Snap-on Incorporated (NYSE:SNA), a global leader in professional tools, diagnostics and equipment, today announced fourth-quarter and full-year results for 2004.

    --  Net earnings for the fourth quarter of 2004 were $24.0 million, or $0.42 per diluted share, compared with $17.3 million, or $0.30 per diluted share, a year ago.

    -- Operating earnings for the fourth quarter of 2004 were $38.0 million compared with $35.3 million a year ago. Included in the fourth quarter 2004 results are $3.0 million of restructuring costs, $3.3 million in severance costs for the former CEO and $1.3 million of gains from the sales of facilities. In the prior-year period, results included $10.6 million of restructuring costs and $2.8 million of gains from the sales of facilities.

    -- Net sales were $591.8 million in the fourth quarter of 2004 compared to $599.3 million in the prior year.

    -- For full year 2004, net earnings were $81.7 million, or $1.40 per diluted share, compared with $78.7 million, or $1.35 per diluted share, in 2003. Net sales were $2.3 billion in 2004 compared with $2.2 billion a year ago.

    "Snap-on continued its focus on improving cash flow, while making progress in its efforts to grow earnings," said Jack D. Michaels, chairman, president and chief executive officer. "Near term, our emphasis is squarely on improving our operating effectiveness, in particular in our U.S. hand-tool plants. Significant actions are directed at improving manufacturing efficiencies, product line changeover capabilities and customer service. We expect these actions will lead to new higher levels of order-fill rates and complete and on-time deliveries for our dealers and customers. As we look to the future, we expect to devote significant ongoing efforts toward building long-term shareholder value."

    Fourth-quarter Results

    Net sales were $591.8 million in the fourth quarter of 2004 compared with $599.3 million in the fourth quarter of 2003. An increase of $21.3 million from currency translation was offset by $28.8 million of lower sales. This sales decline reflects the effect of fewer selling days in the fourth quarter of 2004. The 2003 fiscal year contained 53 weeks, with the extra week occurring in the fourth quarter.
    As a result of adopting Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46R effective with the beginning of the 2004 fiscal year, total revenue also includes financial services revenue of $18.2 million from the consolidation of Snap-on Credit LLC (previously accounted for under the equity method) and Snap-on's wholly owned financial services subsidiaries.
    Net earnings were $24.0 million in the fourth quarter of 2004 compared with $17.3 million in the fourth quarter of 2003. Operating earnings were $38.0 million for fourth-quarter 2004 compared with $35.3 million in the comparable period a year ago. Operating earnings benefited from increased selling prices, benefits from Lean initiatives and lower restructuring costs despite the impact of higher steel costs and production inefficiencies. Operating earnings were negatively affected by the decline in sales and $5.9 million of lower earnings contribution from financial services, partially offset by certain expense reductions. The year-over-year earnings comparison was also affected by the aforementioned severance costs and facility gains. Lower net interest cost, along with the effects of minority interest and foreign exchange, favorably impacted net earnings. Snap-on believes the extra week in fiscal 2003 had no material impact on the year-over-year comparison of net earnings.

    Segment Results

    In the Snap-on Dealer Group segment, operating earnings were $14.6 million on total revenues of $265.2 million in the fourth quarter of 2004, compared with $15.3 million of operating earnings on $274.8 million of total revenues in the fourth quarter of 2003.
    Currency translation increased revenue by $4.8 million, but was more than offset by a decline of $14.4 million in sales, partially reflecting the fewer selling days in the current-year period. A decrease in sales in the North American business was partially offset by sales gains in international operations, particularly in Japan and the UK. A lower average number of dealer vans in operation for the quarter, coupled with product backlog, largely resulting from the production inefficiencies, contributed to the lower level of domestic sales in 2004. Actions are being taken to enhance manufacturing operations, improve "complete and on-time" product deliveries and restore growth in the number of vans in operation.
    Segment earnings for the fourth quarter of 2004 were impacted by the lower sales, $4.2 million of higher steel costs and $2.8 million of higher costs related to production inefficiencies at U.S. hand-tool plants. These effects were offset largely by $5.8 million in lower restructuring costs, $2.5 million in lower bad debt expense, $2.0 million in lower pension, other retirement and insurance costs, and higher selling prices.
    In the Commercial and Industrial Group segment, operating earnings were $6.7 million on total revenues of $291.0 million in the fourth quarter of 2004, compared with operating earnings of $2.7 million on $289.4 million of total revenues in the fourth quarter of 2003.
    Currency translation increased revenue by $14.5 million offsetting a decline of $12.9 million in sales, due principally to one less week in the current fiscal year. Improving sales of commercial and industrial tools in Europe and Asia, particularly with the BAHCO(R) brand, as well as increased North American sales of equipment were more than offset by a decline in industrial tool sales in North America and lower sales of vehicle service equipment in Europe.
    Earnings in the fourth quarter of 2004 were higher as improved productivity from Lean activities and increased selling prices more than offset the impact of lower sales and $3.1 million of higher steel costs. Increased restructuring costs of $1.7 million were partially offset by $1.3 million of gains on sales of facilities. In addition, while start-up costs continued to be incurred for the company's investment to expand its distribution and operating presence in rapidly growing emerging economies, sales in these markets increased year over year, reflecting the growing capabilities in those regions.
    In the Diagnostics and Information Group segment, operating earnings were $10.5 million on total revenues of $112.5 million for the fourth quarter of 2004, compared with $5.2 million of operating earnings on $101.0 million of total revenues in the fourth quarter of 2003.
    Increased sales of $8.5 million, largely reflecting the growth of handheld diagnostics tools, particularly under the Snap-on(R) brand through the U.S. dealer business, and $3.0 million from currency translation contributed to the increase in revenues.
    Higher earnings for the fourth quarter of 2004 largely reflect the increased sales of handheld diagnostics tools and the operating margin benefits from prior restructuring initiatives, partially offset by higher European bad debts. The fourth quarter of 2003 included $3.5 million of restructuring costs related to the closure of the facility that primarily produced large-platform diagnostics, partially offset by $2.5 million of gains on the sales of facilities.
    The Financial Services segment reflects the finance operations, including Snap-on Credit LLC, a 50%-owned U.S. joint venture between Snap-on and The CIT Group, Inc., as well as Snap-on's wholly owned credit subsidiaries in international markets where the company maintains dealer operations. Financial Services revenue was $18.2 million and operating earnings were $6.2 million in the fourth quarter of 2004. In the fourth quarter of 2003, net finance income was $12.1 million. Operating earnings decreased in 2004 principally as a result of higher interest rates and lower loan originations.

    Cash Flow

    Cash flow from operating activities was $12.6 million in the fourth quarter of 2004 compared with $37.0 million in the prior year. Contributing to the cash flow in the fourth quarter of 2004 were $24.0 million from net earnings, $12.9 million from depreciation and amortization, and $17.9 million from a net change in working investment (defined as accounts receivable net of allowances plus inventories less accounts payable - those components of working capital that are impacted more directly by operational decisions), partially offset by a $63.6 million voluntary pension contribution. Contributing to the cash flow in the fourth quarter of 2003 was $17.3 million from net earnings, $16.8 million from depreciation and amortization and $75.1 million from a net change in working investment, partially offset by a $78.2 million voluntary pension contribution.
    Uses of cash flow in the fourth quarter of 2004 included capital expenditures of $12.8 million, which were partially offset by $6.0 million in proceeds from the disposal of property and equipment, compared with $10.7 million in capital expenditures and $4.7 million in proceeds from the disposal of property and equipment in the fourth quarter of 2003.
    Cash, including $11.2 million in proceeds from stock purchase and option plans, was also used to repurchase 300,000 shares of Snap-on Common Stock for $8.8 million and for $14.3 million in dividend payments. At the end of 2004, cash and cash equivalents were $150.0 million, a sequential decrease of $3.3 million from the end of third-quarter 2004, but up $53.9 million from prior year end.
    To increase its return on capital, Snap-on remained focused on improving asset utilization, in particular, by making more effective use of its investment in certain working capital items. The company's goal is to improve turnover of working investment (defined as a rolling twelve months of total revenue divided by working investment). Working investment at the end of the fourth quarter of 2004 was $689.0 million, or 3.5 turns, compared to $708.2 million, or 3.2 turns, for fourth-quarter 2003. Inventory turns (defined as a rolling twelve months of cost of goods sold divided by total inventories), an important element of working investment, were 3.9 turns for fourth-quarter 2004, up from 3.6 turns a year ago.

    Outlook

    Substantial transformation has already occurred in reducing plant redundancies and improving manufacturing processes through the application of Lean business tools in the last few years. This transformation provides a solid foundation to build upon for the future. Through its ongoing commitment to the use of Lean tools, Snap-on anticipates further strengthening its marketplace competitiveness and enhancing customer responsiveness.
    In 2005, as part of longer-term ongoing initiatives, Snap-on expects to focus efforts on improving customer service levels, particularly those relating to production issues in our U.S. hand-tool plants, reducing complexities and associated costs throughout our organization, strengthening and growing our U.S. dealer van franchise system, delivering continued improvements in our global Commercial and Industrial businesses, and further enhancing our leading marketplace position for diagnostics and information products.
    There will be costs associated with a number of these actions anticipated to occur throughout 2005. Primarily as a result of the accelerated pace for staffing and other cost reduction efforts, we expect first-quarter 2005 results to include charges of $10 million to $12 million.
    For all of 2005, we expect restructuring costs to total $20 million to $25 million. These costs notwithstanding, we expect earnings to show an improving trend during 2005 and to exceed full-year 2004 earnings.
    "Overall, Snap-on's commitment is to build long-term shareholder value through improved financial profitability and earnings growth," said Michaels. "By placing renewed emphasis on customer responsiveness, and maintaining our strong heritage of product performance, quality and innovation, Snap-on expects to further strengthen our brands' global appeal. In the growing service economies of the world that place a premium on productivity solutions, we believe there is robust demand for the product performance, productivity and value for which our many global brands are well known.
    "Internally, however, we need to increase our urgency in driving our transformation to provide greater levels of customer care and reduce complexity in our business," added Michaels. "Snap-on is on a long-term journey of significant cultural change, to become an organization dedicated to building products to customer demand and, in turn, achieve substantially higher financial returns and continued strong cash flows. In 2005, we intend to accelerate our progress on that path."
    A discussion of this announcement will be webcast at 8:00 a.m. CST today, and a replay will be available for at least 10 days following the call. To access the audio presentation, go to www.snapon.com, click on the Investor Information tab at the top of the page and then on Presentations in the menu to the left. There you will see the link to the call. Additional detail about Snap-on is also available on the Snap-on Web site.

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 11,600 people worldwide.

    Important information about forward-looking statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "targets," "plans," "intends," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that any forward-looking statements included in this release that are based upon assumptions and estimates were developed by management in good faith and that management believes such assumptions and estimates to be reasonable as of the date of this release. However, these statements are subject to risks, uncertainties or other factors, including some events that may not be within the control of the company, that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement.
    These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally, and the timing and progress with which Snap-on can attain savings from cost reduction actions, including its ability to implement and complete planned reductions in workforce, achieve improvements in the company's manufacturing footprint, successfully manage relationships with suppliers, achieve improvements in supply chain efficiencies, and enhance machine maintenance, plant productivity, and manufacturing line set-up and change-over practices, any or all of which could result in production inefficiencies, higher cost and lost revenues. These risks also include uncertainties related to Snap-on's capability to retain and attract dealers, capture new business, introduce successful new products, as well as its ability to withstand disruption arising from planned facility closures, or other labor interruptions, and external negative factors including terrorist disruptions on business; potential changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur; the absence of significant changes in the current competitive environment, inflation and other monetary fluctuations, interest rates, legal proceedings, and energy and raw material supply and pricing (including steel), supplier and contract manufacturer disruptions, the amount, rate and growth in Snap-on's general and administrative expenses (e.g. health care and/or pension costs) or the material worsening of economic situations around the world, particularly in North America and/or Europe, its ability to increase prices due to higher raw material costs, and the effect of new accounting standards and/or legislation. In addition, investors should be aware that generally accepted accounting principles prescribe when a company should reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results, therefore, may appear to be volatile in certain accounting periods.
    These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by the company or its management that the projected results will be achieved. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release. It is Snap-on's policy not to disclose to securities analysts or other investment professionals any material non-public information or other confidential information. Any opinions, estimates or forecasts regarding Snap-on performance made by analysts are theirs alone, and do not represent the opinions, forecasts or predictions of Snap-on or its management, nor does Snap-on endorse or otherwise comment on such estimates or forecasts.



                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)

                             Three Months Ended   Twelve Months Ended
                             ------------------- ---------------------
                           January 1, January 3, January 1, January 3,
                                 2005      2004       2005       2004
                             --------- --------- ----------  ---------

Net sales                      $591.8    $599.3   $2,329.1   $2,233.2
Financial services revenue       18.2         -       78.1          -
                             --------- --------- ----------  ---------
Total revenue                   610.0     599.3    2,407.2    2,233.2
Cost of goods sold             (327.1)   (347.9)  (1,319.8)  (1,268.5)
Operating expenses             (244.9)   (228.2)    (945.1)    (858.4)
Net finance income                  -      12.1          -       43.8
                             --------- --------- ----------  ---------
Operating earnings               38.0      35.3      142.3      150.1
Interest expense                 (5.6)     (6.2)     (23.0)     (24.4)
Other income (expense) - net      4.7      (2.5)       1.1       (9.0)
                             --------- --------- ----------  ---------
Earnings before income taxes     37.1      26.6      120.4      116.7
Income tax expense              (13.1)     (9.3)     (38.7)     (38.0)
                             --------- --------- ----------  ---------
Net earnings                    $24.0     $17.3      $81.7      $78.7
                             ========= ========= ==========  =========


Earnings per share:
    Basic                       $0.42     $0.30      $1.41      $1.35
                             ========= ========= ==========  =========
    Diluted                     $0.42     $0.30      $1.40      $1.35
                             ========= ========= ==========  =========

Weighted-average shares
 outstanding:
    Basic                        57.6      58.2       57.9       58.2
    Effect of dilutive
     options                      0.4       0.2        0.4        0.2
                             --------- --------- ----------  ---------
    Diluted                      58.0      58.4       58.3       58.4
                             ========= ========= ==========  =========

Snap-on's 2004 fiscal year contained 52 weeks of operating results and the 2003 fiscal year contained 53 weeks of operating results, with the additional week occurring in the fourth quarter.


                         SNAP-ON INCORPORATED
         Revenue and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)


                              Three Months Ended  Twelve Months Ended
                             -------------------- --------------------
                           January 1, January 3, January 1, January 3,
                                 2005      2004       2005       2004
                             ----------- -------- ---------- ---------

External revenue
Snap-on Dealer Group             $256.2   $268.0   $1,052.9  $1,044.1
Commercial and Industrial
 Group                            258.5    256.6      987.2     916.5
Diagnostics and Information
 Group                             77.1     74.7      289.0     272.6
Financial Services                 18.2        -       78.1         -
                             ----------- -------- ---------- ---------
Total external revenue           $610.0   $599.3   $2,407.2  $2,233.2
                             =========== ======== ========== =========

Intersegment revenue
Snap-on Dealer Group               $9.0     $6.8      $26.7     $24.6
Commercial and Industrial
 Group                             32.5     32.8      129.7     124.9
Diagnostics and Information
 Group                             35.4     26.3      151.6     123.8
Financial Services                    -        -          -         -
                             ----------- -------- ---------- ---------
Total intersegment revenue        $76.9    $65.9     $308.0    $273.3
                             =========== ======== ========== =========

Total revenue
Snap-on Dealer Group             $265.2   $274.8   $1,079.6  $1,068.7
Commercial and Industrial
 Group                            291.0    289.4    1,116.9   1,041.4
Diagnostics and Information
 Group                            112.5    101.0      440.6     396.4
Financial Services                 18.2        -       78.1         -
                             ----------- -------- ---------- ---------
Segment revenue                   686.9    665.2    2,715.2   2,506.5
Intersegment eliminations         (76.9)   (65.9)    (308.0)   (273.3)
                             ----------- -------- ---------- ---------
Total consolidated revenue       $610.0   $599.3   $2,407.2  $2,233.2
                             =========== ======== ========== =========

Operating earnings
Snap-on Dealer Group              $14.6    $15.3      $63.2     $71.4
Commercial and Industrial
 Group                              6.7      2.7        0.8      15.3
Diagnostics and Information
 Group                             10.5      5.2       44.2      19.6
Financial Services                  6.2        -       34.1         -
                             ----------- -------- ---------- ---------
Segment operating earnings         38.0     23.2      142.3     106.3
Net finance income                    -     12.1          -      43.8
                             ----------- -------- ---------- ---------
Operating earnings                 38.0     35.3      142.3     150.1
Interest expense                   (5.6)    (6.2)     (23.0)    (24.4)
Other income (expense) - net        4.7     (2.5)       1.1      (9.0)
                             ----------- -------- ---------- ---------
Earnings before income taxes      $37.1    $26.6     $120.4    $116.7
                             =========== ======== ========== =========

Segment revenues are defined as total revenues, including both revenues to external customers and intersegment revenues, before elimination of intersegment activity. Segment operating earnings are defined as segment revenues less cost of goods sold and operating expenses.

Financial Services is a new business segment beginning in fiscal 2004. Please see the accompanying supplemental financial information regarding the Financial Services segment.

During the third quarter of 2004, Snap-on realigned certain of its business units within its reportable business segments. The primary realignments included Snap-on's Equipment Solutions (facilitation) business moving from the Commercial and Industrial Group to the Diagnostics and Information Group and Snap-on's EquiServ (equipment service) business moving from the Diagnostics and Information Group to the Commercial and Industrial Group. Prior period figures have been restated to reflect the reportable business segment realignments.

                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)


                                                    Three Months Ended
                                                    ------------------
                                                 January 1, January 3,
                                                      2005       2004
                                                    -------  ---------
Operating activities
Net earnings                                         $24.0      $17.3
Adjustments to reconcile net earnings to net cash
 provided (used) by operating activities:
    Depreciation                                      12.4       16.3
    Amortization of other intangibles                  0.5        0.5
    Deferred income tax provision (benefit)           13.0       15.1
    (Gain) loss on sale of assets                     (1.7)       0.2
    (Gain) loss on mark-to-market for cash flow
     hedges                                            0.2        0.8
Changes in operating assets and liabilities:
    (Increase) decrease in receivables                 8.8       36.6
    (Increase) decrease in inventories                22.4       31.2
    (Increase) decrease in prepaid and other assets  (76.0)     (45.9)
    Increase (decrease) in accounts payable          (13.3)       7.3
    Increase (decrease) in accruals and other
     liabilities                                      22.3      (42.4)
                                                    -------  ---------
Net cash provided by operating activities             12.6       37.0

Investing activities
Capital expenditures                                 (12.8)     (10.7)
Proceeds from disposal of property and equipment       6.0        4.7
                                                    -------  ---------
Net cash used in investing activities                 (6.8)      (6.0)

Financing activities
Payment of long-term debt                             (0.2)      (0.1)
Net decrease in short-term borrowings                 (0.9)      (6.1)
Purchase of treasury stock                            (8.8)      (4.4)
Proceeds from stock purchase and option plans         11.2        2.2
Cash dividends paid                                  (14.3)     (14.6)
                                                    -------  ---------
Net cash used in financing activities                (13.0)     (23.0)

Effect of exchange rate changes on cash and cash
 equivalents                                           3.9        2.7
                                                    -------  ---------
Increase (decrease) in cash and cash equivalents      (3.3)      10.7

Cash and cash equivalents at beginning of period     153.3       85.4
                                                    -------  ---------
Cash and cash equivalents at end of period          $150.0      $96.1
                                                    =======  =========

Supplemental cash flow disclosures
Cash paid for interest                                $0.9       $4.8
Cash paid for income taxes                            17.5       26.5



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)



                                                  Twelve Months Ended
                                                  --------------------
                                               January 1,   January 3,
                                                    2005         2004
                                                  -------   ----------

Operating activities
Net earnings                                       $81.7        $78.7
Adjustments to reconcile net earnings to net
 cash
 provided (used) by operating activities:
    Depreciation                                    58.5         58.2
    Amortization of other intangibles                2.5          2.1
    Deferred income tax provision (benefit)         21.6          9.9
    (Gain) loss on sale of assets                   (2.8)         0.2
    (Gain) loss on mark-to-market for cash flow
     hedges                                          1.5          1.6
Changes in operating assets and liabilities:
    (Increase) decrease in receivables              47.3         64.3
    (Increase) decrease in inventories              23.7         60.7
    (Increase) decrease in prepaid and other
     assets                                        (81.9)       (68.9)
    Increase (decrease) in accounts payable         (9.6)         4.4
    Increase (decrease) in accruals and other
     liabilities                                     4.3        (34.2)
                                                  -------   ----------
Net cash provided by operating activities          146.8        177.0

Investing activities
Capital expenditures                               (38.7)       (29.4)
Acquisitions of businesses - net of cash
 acquired    -          0.1
Proceeds from disposal of property and equipment    17.3          8.7
Proceeds from disposition of business                0.6            -
                                                  -------   ----------
Net cash used in investing activities              (20.8)       (20.6)

Financing activities
Payment of long-term debt                           (0.5)        (0.3)
Net decrease in short-term borrowings               (2.9)       (28.9)
Purchase of treasury stock                         (38.2)       (12.5)
Proceeds from stock purchase and option plans       23.6         10.0
Proceeds from termination of interest rate swap
 agreement                                             -          5.1
Cash dividends paid                                (57.7)       (58.2)
                                                  -------   ----------
Net cash used in financing activities              (75.7)       (84.8)

Effect of exchange rate changes on cash and cash
 equivalents                                         3.6          6.1
                                                  -------   ----------
Increase in cash and cash equivalents               53.9         77.7

Cash and cash equivalents at beginning of period    96.1         18.4
                                                  -------   ----------
Cash and cash equivalents at end of period        $150.0        $96.1
                                                  =======   ==========

Supplemental cash flow disclosures
Cash paid for interest                             $22.9        $24.1
Cash paid for income taxes                          22.0         39.8



                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)
                              (unaudited)

                                              January 1,    January 3,
                                                  2005           2004
                                              ---------   ------------

Assets
 Cash and cash equivalents                      $150.0          $96.1
 Accounts receivable - net of allowances         542.0          546.8
 Inventories
     Finished goods                              308.6          305.7
     Work in process                              40.0           46.5
     Raw materials                                69.6           80.7
     Excess of current cost over LIFO cost       (76.3)         (81.8)
                                              ---------   ------------
          Total inventories                      341.9          351.1
 Deferred income tax benefits                     77.1           71.4
 Prepaid expenses and other assets                81.6           66.3
                                              ---------   ------------
          Total current assets                 1,192.6        1,131.7

 Property and equipment - net                    313.6          328.6
 Deferred income tax benefits                      9.4           16.1
 Goodwill                                        441.1          417.6
 Other intangibles - net                          70.0           69.5
 Pension assets                                  159.7           78.9
 Other assets                                    103.7           96.1
                                              ---------   ------------
          Total Assets                        $2,290.1       $2,138.5
                                              =========   ============

Liabilities
 Accounts payable                               $194.9         $189.7
 Notes payable and current maturities
     of long-term debt                           127.8           30.2
 Accrued benefits                                 34.5           35.3
 Accrued compensation                             57.2           49.2
 Dealer deposits                                  46.9           49.9
 Deferred subscription revenue                    26.2           20.6
 Income taxes                                     21.9           20.1
 Other accrued liabilities                       164.8          172.2
                                              ---------   ------------
     Total current liabilities                   674.2          567.2

 Long-term debt                                  203.2          303.0
 Deferred income taxes                            76.5           34.3
 Retiree health care benefits                     89.0           89.3
 Pension liabilities                              73.3           74.2
 Other long-term liabilities                      63.2           59.6
                                              ---------   ------------
     Total Liabilities                         1,179.4        1,127.6
                                              ---------   ------------

Shareholders' Equity
 Common stock                                     67.0           67.0
 Additional paid-in capital                      105.8           94.5
 Retained earnings                             1,108.7        1,084.7
 Accumulated other comprehensive
     income (loss)                               129.1           38.6
 Grantor stock trust at fair market value       (147.0)        (159.2)
 Treasury stock at cost                         (152.9)        (114.7)
                                              ---------   ------------
     Total Shareholders' Equity                1,110.7        1,010.9
                                              ---------   ------------
     Total Liabilities and Shareholders'
      Equity                                  $2,290.1       $2,138.5
                                              =========   ============


                         SNAP-ON INCORPORATED
                  Supplemental Financial Information
                      Financial Services Segment
                         (Amounts in millions)
                              (unaudited)

                                  Consolidated Statement of Earnings
                                  Three Months Ended January 3, 2004
                               ---------------------------------------
                                As Previously  Financial  Comparative
                                  Reported     Services   Presentation
                               ------------- ----------- -------------

 Net sales                           $599.3          $-        $599.3
 Financial services revenue               -        22.8          22.8
                               ------------- ----------- -------------
 Total revenue                        599.3        22.8         622.1
 Cost of goods sold                  (347.9)          -        (347.9)
 Operating expenses                  (228.2)      (10.1)       (238.3)
 Net finance income                    12.1       (12.1)            -
                               ------------- ----------- -------------
 Operating earnings                    35.3         0.6          35.9
 Interest expense                      (6.2)          -          (6.2)
 Other income (expense) - net          (2.5)       (0.6)         (3.1)
                               ------------- ----------- -------------
 Earnings before income taxes          26.6           -          26.6
 Income tax expense                    (9.3)          -          (9.3)
                               ------------- ----------- -------------
 Net earnings                         $17.3          $-         $17.3
                               ============= =========== =============


                                  Consolidated Statement of Earnings
                                 Twelve Months Ended January 3, 2004
                               ---------------------------------------
                                As Previously  Financial  Comparative
                                  Reported     Services   Presentation
                               ------------- ----------- -------------

 Net sales                         $2,233.2          $-      $2,233.2
 Financial services revenue               -        90.3          90.3
                               ------------- ----------- -------------
 Total revenue                      2,233.2        90.3       2,323.5
 Cost of goods sold                (1,268.5)          -      (1,268.5)
 Operating expenses                  (858.4)      (42.3)       (900.7)
 Net finance income                    43.8       (43.8)            -
                               ------------- ----------- -------------
 Operating earnings                   150.1         4.2         154.3
 Interest expense                     (24.4)          -         (24.4)
 Other income (expense) - net          (9.0)       (4.2)        (13.2)
                               ------------- ----------- -------------
 Earnings before income taxes         116.7           -         116.7
 Income tax expense                   (38.0)          -         (38.0)
                               ------------- ----------- -------------
 Net earnings                         $78.7          $-         $78.7
                               ============= =========== =============

Snap-on began consolidating the results of Snap-on Credit LLC ("SOC"), its 50%-owned U.S. joint venture between Snap-on and The CIT Group, Inc. ("CIT"), effective with the beginning of Snap-on's fiscal year 2004, as a result of adopting Financial Accounting Standards Board Interpretation No. 46R. This accounting change does not affect reported net earnings, but it does impact the classification of revenues and expenses, as well as assets and liabilities. Reference should be made to Note 9 to the Consolidated Financial Statements found in Snap-on's 2003 Annual Report for additional information on SOC.

As a result of the consolidation, Snap-on began reporting the results of its finance operations as a new business segment, "Financial Services," at the beginning of fiscal 2004. The Financial Services segment includes SOC, as well as the company's wholly owned finance subsidiaries in those international markets where Snap-on has dealer operations. Snap-on has prepared the above supplemental consolidated statements of earnings for the three and twelve months ended January 3, 2004, to assist in reconciling previously reported results to those consistent with the presentation on Snap-on's Consolidated Statement of Earnings for the three and twelve months ended January 1, 2005.

    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262/656-5561
             or
             William Pfund (Investors), 262/656-6488
             www.snapon.com